Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 Amendment No. 2 of Lion Group Holding Ltd. of our report dated April 22, 2022, with respect to our audits of Lion Group Holding Ltd. and its subsidiaries’ consolidated financial statements as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York

March 28, 2023